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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    Form 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)           August 23, 1995
                                                      --------------------------


     Zygo Corporation
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  (Exact name of registrant as specified in its charter)


     Delaware                        0-12944                 06-0864500
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  (State or other jurisdiction     (Commission              (IRS Employer
  of incorporation)                File Number)             Identification No.)


     Laurel Brook Road, Middlefield, Connecticut               06455
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  (Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code         (203) 347-8506
                                                      --------------------------



                                       N/A
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         (Former name or former address, if changed since last report.)


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



Item 5.  Other Events

Reference is made to Attachment A, press release issued by the Company, relating to its fourth quarter and full fiscal year 1995 results.


                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      Zygo Corporation
                                   -------------------------------
                                   Registrant



                            By:    /s/MARK J. BONNEY
                                   -------------------------------
                                   Mark J. Bonney
                                   Vice President, Finance & Administration, and Chief Financial Officer


Date:   August 23, 1995
     --------------------

Mark J. Bonney
Vice President, Finance & Administration, and
Chief Financial Officer
                                                           For Immediate Release
                                                           ---------------------

                ZYGO REPORTS FOURTH QUARTER AND FULL YEAR RESULTS
         - NET SALES, EARNINGS, AND EARNINGS PER SHARE AT RECORD LEVELS

         MIDDLEFIELD, CONNECTICUT (August 22, 1995)......Zygo Corporation
(NASDAQ:ZIGO) today announced sharply higher sales, operating earnings, net earnings, and earnings per share for the quarter and full year ended June 30, 1995, as compared to the same periods in the year earlier.

         Net sales for the fourth quarter ended June 30, 1995, were $10,560,000, the largest single quarter in the Company's history, and were $4,400,000 or 71% greater than the fourth quarter of fiscal 1994. Net earnings in the quarter ended June 30, 1995, were $1,140,000, an $829,000 or 267% increase from the same quarter a year earlier. Earnings per common and common equivalent share for the quarter ended June 30, 1995, amounted to $.25, a $.17 (213%) increase over the $.08 earned in the quarter ended June 30, 1994. All per share figures are adjusted for the impact of a 3 for 2 stock split declared on July 20, 1995, and payable on August 21, 1995 to shareholders of record on August 1, 1995.


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              FISCAL YEAR 1995 RESULTS COMPARED TO FISCAL YEAR 1994

                    o    Net sales rose 34% to $32,233,000.

                    o    Operating Earnings up 223% to $3,727,000.

                    o    Net Earnings up 200% to $2,749,000.

                    o    E.P.S. up 183% to $.65 post split.

                    o    Backlog rose 244% to $12,993,000.

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                                   page 1 of 5

         Net sales for the fiscal year ended June 30, 1995, amounted to $32,233,000, a 34% increase over net sales of $24,141,000 in fiscal 1994. The $8,092,000 increase was principally the result of strong demand for the Company's electro-optical instruments and accessories, in particular its distance measuring interferometers used in precision motion control applications such as microlithography in semiconductor and flat panel display manufacturing. Also recording significant growth were sales of the Company's microscope products used in many applications, including the measurement and analysis of components used in the manufacture of disk drives. Commenting on the surge in sales of the Company's electro-optical instruments and accessories, Gary K. Willis, president and chief executive officer, stated, "The combining effects of excellent semiconductor and data storage industry demand and our ability to move our instruments from quality control labs to our customers' production lines has resulted in record sales for Zygo."

         Gross profit for fiscal 1995 increased by $3,615,000 to $14,231,000 largely as a result of the increased volume and its effect on the productivity of the Company's manufacturing operations. Gross profit margins at 44.2% of net sales increased slightly as a result of the productivity improvements partially offset by the effect of product mix. The Company incurred $6,537,000 of selling, general and administrative expenses in the fiscal year, a $138,000 decrease from the year earlier. While spending for salaries, advertising, product promotion, and commissions all increased to support the higher sales volume, strict cost controls in administrative areas, and reduced legal expenses resulted in the year-to-year decline in total selling, general and administrative expenses. Selling, general and administrative expenses were 20.3% and 27.7% of net sales in the years ended June 30, 1995, and 1994, respectively. Expenses for research, development, and engineering increased by $1,181,000 or 42% to $3,967,000 in fiscal 1995 primarily as a result of incremental expenses associated with the establishment and operation of an R&D facility in Simi Valley, California, and also due to added resources in the Company's Middlefield, Connecticut, R&D staff. The Simi Valley operation was established to design and develop products for the data storage industry, the first such effort being focused on the development of a production flying height tester which is scheduled to be introduced later this year. R&D expenses amounted to 12.3% and 11.5% of net sales in the fiscal years ended June 30, 1995 and 1994, respectively.

         Operating income in the full year ended June 30, 1995, amounted to $3,727,000, a $2,572,000 or 223% increase over the year ended June 30, 1994.

         Net earnings in the fiscal year ended June 30, 1995, totaled $2,749,000, an increase of $1,831,000, or 200%, from net earnings of $918,000 in the year ended June 30, 1994. Earnings per common and common equivalent share of $.65 for the year rose $.42 or 183% from the $.23 earned in fiscal 1994. Per share amounts in both periods have been adjusted for the 3 for 2 stock split.

         Backlog increased in the quarter ended June 30, 1995, to a record level of $12,993,000 from $12,534,000 at the conclusion of the third quarter ended March 31, 1995. The backlog at the end of the fiscal year ended June 30, 1994, amounted to $3,782,000. The backlog of the Company's electro-optical instruments showed the greatest gains from the year earlier period largely as a result of continuing strong demand from customers in the semiconductor and data storage manufacturing sectors which remain very positive. The backlog of precision custom optical component orders also increased in the quarter ended June 30, 1995 from the comparable quarter in the year earlier, largely as a result of strong orders in the fourth quarter of fiscal 1995.

         Working capital rose to $17,072,000, an increase of $2,183,000 from the amount at June 30, 1994. The Company had cash, short-term cash investments, and investments in marketable securities totaling $10,174,000 at June 30, 1995, and continues to be debt-free as a result of prepaying its long-term debt in the quarter ended March 31, 1995. Stockholders' equity increased by $3,059,000 to $22,333,000 in the 1995 fiscal year from the balance at June 30, 1994.

         Commenting on the Company's record results in fiscal 1995, Mr. Willis noted, "It is extremely rewarding to see this record performance which is the direct result of the efforts of all of Zygo's very dedicated and capable employees. Fiscal 1995 continues the trend of improvement which began after our restructuring in fiscal 1992 and our focus on programs designed to strengthen the Company's foundation, improve the Company's productivity, and accelerate the Company's revenue growth." Mr. Willis added, "we are very optimistic about the future potential of the Company. Our improved market position, our record high backlog, and the sustained demand for our products and systems bode well for continuing our present strong performance into fiscal 1996."

         Zygo Corporation designs, develops, manufactures, and markets high-performance noncontact electro-optical measuring instruments and accessories, and manufactures precision optical components. The firm is based in Middlefield, Connecticut.

                  ZYGO CORPORATION AND CONSOLIDATED SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF EARNINGS


(Thousands, except per share amounts)


                                                              Three Months Ended                 Year Ended
                                                                   June 30,                       June 30,
                                                             --------------------           -------------------
                                                             1995          1994             1995          1994
                                                           -------        ------           -------      -------
Net sales                                                  $10,560        $6,160           $32,233      $24,141
Cost of goods sold                                           6,081         3,527            18,002       13,525
                                                           -------        ------           -------      -------
     Gross profit                                            4,479         2,633            14,231       10,616
Selling, general and administrative expenses                 1,829         1,615             6,537        6,675
Research and development                                     1,462           708             3,967        2,786
                                                           -------        ------           -------      -------
     Operating profit                                        1,188           310             3,727        1,155
Other income (expense):
     Interest income                                           101            91               372          338
     Interest expense                                           (6)          (13)              (40)         (51)
     Miscellaneous income (expense), net                        56           (23)             (103)        (114)
                                                           -------        ------           -------      -------
         Other income, net                                     151            55               229          173
                                                           -------        ------           -------      -------
    Earnings before income taxes                            1,339           365             3,956        1,328
Income tax expense                                             199            54             1,207          410
                                                           -------        ------           -------      -------
     Net earnings                                          $ 1,140        $  311           $ 2,749      $   918
                                                           =======        ======           =======      =======
Earnings per common and common
  equivalent share:  (1)                                   $   .25        $  .08           $   .65      $   .23
                                                           =======        ======           =======      =======

Weighted average common shares
  and common dilutive equivalents
   outstanding   (1)                                         4,557         3,983             4,242        3,987
                                                           =======        ======           =======      =======


     (1) Adjusted for the 3 for 2 stock split effected in the form of a 50% stock dividend declared on July 20, 1995, and payable August 21, 1995 to shareholders of record on August 1, 1995.

                  ZYGO CORPORATION AND CONSOLIDATED SUBSIDIARY

                      CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

                                                           June 30,
                                                    ----------------------
                                                      1995          1994
ASSETS
Current assets:
     Cash and cash equivalents                      $ 2,428       $ 2,530
     Marketable securities                            7,746         7,874
     Receivables                                      6,296         4,109
     Inventories                                      5,643         3,253
     Prepaid expenses and taxes                         581           268
     Deferred income taxes                            1,043           825
                                                    -------       -------
                Total current assets                 23,737        18,859
Net property, plant and equipment                     5,263         5,080
Other assets, net                                       666           560
                                                    -------       -------
Total assets                                        $29,666       $24,499
                                                    =======       =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt              $     -       $   175
     Accounts payable                                 2,515         1,155
     Customer progress payments                         174           166
     Accrued salaries and wages                       1,957         1,582
     Other accrued expenses                           1,366           892
     Income taxes payable                               653             -
                                                    -------       -------
                Total current liabilities             6,665         3,970
Long-term debt, excluding current portion                 -           481
Deferred liabilities                                    668           774
Stockholders' equity                                 22,333        19,274
                                                    -------       -------
Total liabilities and stockholders' equity          $29,666       $24,499
                                                    =======       =======